Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter

TEANECK, N.J., May 11, 2015 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its third quarter ended March 31, 2015.

•	Highlights for the March 2015 quarter (compared to the March 2014 quarter)

-	Net sales of $187 million, an increase of 8%

-	Adjusted EBITDA of $27.5 million, an increase of 23%

-	Adjusted diluted EPS of $0.41

COMMENTARY

Commenting on the quarter, Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer, said, “We are pleased with the development of our Animal Health and Mineral Nutrition segments and believe we are well positioned to take advantage of the continued global growth in animal protein and the need to maintain the health and safety of production animals.  In addition, we continue to seek reasonably sized opportunities where we can extend the reach of our sales force into adjacent categories or line extensions, similar to the MJ Biologics agreement we announced in January.”

QUARTERLY RESULTS

Net sales

Net sales of $187.5 million increased $14.2 million, or 8%, for the three months ended March 31, 2015, as compared to the three months ended March 31, 2014, due to growth in Animal Health and Mineral Nutrition of $ 9.5 million and $7.4 million, respectively, offset by declines in Performance Products of $2.7 million.

The consolidated statement of operations for the three months ended March 31, 2015 included $2.0 million of revenue and gross profit related to an existing license agreement with a global animal health company pursuant to which we share the use of our proprietary vaccine delivery technology. We recognized the revenue and profit during the period because certain contractual and regulatory milestones were achieved by the licensee, and we had no performance obligations under the agreement. Excluding the $2.0 million in licensing revenue, net sales growth was $12.2 million, or 7%.

Animal Health

Net sales of $117.3 million grew $9.5 million, or 9%, primarily due to volume growth. Excluding the $2.0 million in licensing revenue, net sales growth was $7.5 million, or 7%. Medicated Feed Additives (“MFAs”) and other grew $2.0 million, or 2%, primarily due to volume growth in the United States (“U.S.”) and Latin America. Nutritional specialty products grew $3.7 million, or 23%, primarily due to domestic volume growth of products for the dairy industry. Excluding the effect of the $2.0 million in licensing revenue, vaccines grew $1.9 million, or 19%, principally from volume growth in the U.S. and certain international markets.

Vaccine revenue included the benefit of sales recognized in connection with the Collaboration and Distribution Agreement with MJ Biologic, Inc. (“MJB”) from the date of that transaction.

Mineral Nutrition

Net sales of $57.3 million increased $7.4 million, or 15%. Increased volumes accounted for nearly all of the sales growth, as current market conditions improved demand for certain trace mineral products. Partially offsetting the sales increase was lower average selling prices due to lower underlying raw material commodity prices.

Performance Products

Net sales of $12.8 million decreased $2.7 million, or 18%, as a result of lower volumes of personal care ingredients and copper-based products.

Gross profit

Gross profit of $59.1 million increased $6.3 million, or 12%, to 31.5% of net sales, with most of the improvement coming from Animal Health. Gross profit growth was $4.3 million, or 8%, excluding the effect of the $2.0 million in licensing revenue. Animal Health gross profit increased $3.5 million, excluding the effect of the licensing revenue, due to volume growth and reduced production costs from favorable currency movements. Within Animal Health, MFAs and other contributed $2.2 million of the increase due to volume growth and favorable production costs and nutritional specialty products contributed $1.9 million of the increase primarily due to volume growth and lower unit costs from improved operating efficiencies. Excluding the current period gross profit from the licensing revenue for the vaccine delivery technology, vaccines gross profit decreased $0.7 million principally due to unfavorable product mix. Mineral Nutrition gross profit increased $1.2 million due to higher volumes and lower product costs, partially offset by lower average selling prices. Performance Products gross profit decreased $0.4 million due to lower average selling prices, higher product costs and lower volumes.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $37.3 million increased $1.8 million, or 5%. Animal Health accounted for $1.8 million of the increase, driven by sales and marketing and development spending. Selling headcount and related marketing support increased to support MFA and vaccine initiatives and the expansion of our products to the dairy industry. Development spending focused on product lifecycle extensions.

Adjusted EBITDA

Adjusted EBITDA of $27.5 million increased $5.1 million, or 23%. Adjusted EBITDA growth was $3.1 million, or 14%, excluding the $2.0 million in licensing revenue. Animal Health adjusted EBITDA increased $2.1 million, or 8%, excluding the effect of the licensing revenue, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $1.0 million, or 34%, due to higher sales volumes and improved operating margins. Performance Products decreased $0.1 million, or 10%, due to lower sales volumes. Corporate expenses increased $0.1 million due to increases in salary and wage-related costs.

Interest expense, net

Interest expense, net, of $3.6 million decreased $5.1 million due to the net result of issuing the revolving credit facility (the “Revolver”) for short term borrowing and a term B loan (the “Term B Loan,” and together with the Revolver, the “Credit Facilities”) in April 2014, retiring the Mayflower Term Loan, the BFI Term Loan and the Domestic Senior Credit Facility in April 2014 and redeeming the 9.25% Senior Notes in May 2014.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended March 31, 2015, amounted to net gains of $4.6 million, as compared to $0.3 million in net losses for the three months ended March 31, 2014. Foreign currency gains in the current period were primarily due to the movement of Brazil, Turkey and Belgium

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currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

Income tax expense was $3.4 million for the three months ended March 31, 2015. Our effective tax rate for the current quarter was 14.8% as compared 23.3% for the same period last year. For the three months ended March 31, 2015, our consolidated tax provision was primarily comprised of income taxes relating to profitable foreign jurisdictions. The decrease in our effective tax rate in part resulted from positive earnings in our domestic operations during the three months ended March 31, 2015, as compared to negative earnings during the same period last year, which were not subject to income tax due to the utilization of our domestic net operating losses during the quarter.

Adjusted diluted EPS

Adjusted diluted EPS was $0.41 for the quarter, compared with $0.36 last year on a pro forma adjusted basis. The pro forma adjustments to last year reflect the effects of our April 2014 initial public offering and refinancing. The pro forma adjustments assume the additional common shares and the refinancing occurred at the beginning of the periods.

BALANCE SHEET AND CASH FLOWS

•	2.7x leverage ratio at March 31, 2015

-	$288 million total debt

-	$107 million LTM adjusted EBITDA

•	$21 million cash on hand at March 31, 2015

•	$6 million net cash flow before financing for the quarter

-	Including funding $10 million MJB transactions

•	Financing activities

-	$3.9 million quarterly dividend paid

-	$1.3 million debt reduction and other, net

FINANCIAL GUIDANCE

We have updated our guidance with the following estimates:

•	Year ending June 30, 2015 (compared to the June 2014 year)

-	Net sales will be approximately $749 to $754 million, an increase of 8% to 9%. This reflects a slowing of our Animal Health rate of growth as some of our Animal Health ex-U.S. customers have delayed or reduced purchases due to the strong U.S. dollar. We expect Mineral Nutrition net sales for the balance of the year to be approximately even with last year, due to the overlap with strong net sales last year.

-	Adjusted EBITDA will be approximately $109 to $110 million, an increase of 20% to 21%.

-	Adjusted diluted EPS will be approximately $1.65 to $1.67 per share, compared with $1.22 last year.

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We will provide guidance for our fiscal year 2016 when we report our year-end results. We want to note that our fiscal year 2015 results include the final $8 million of milestone revenues and profits related to licensing of our proprietary vaccine delivery technology. Included in the fiscal year 2015 total is $4 million of milestone revenues originally expected in fiscal year 2016. Future licensing revenues will be royalty based, subject to annual minimums effective January 2016. Our preliminary fiscal year 2016 estimate is for royalty revenues of less than $1 million, primarily in the second half of our fiscal year.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 9:00 AM (EDT) on Tuesday, May 12, 2015, during which the company will review third quarter financial results and respond to questions.

Details for the webcast and conference call:

Date:	Tuesday, May 12, 2015

Time:	9:00 AM EDT

Location:	http://investors.pahc.com

	U.S. Toll-Free:	+1 (877) 853-5634
	International Toll:	+1 (315) 625-6893
	Conference ID:	92863339

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website until approximately August 15, 2015.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements, which reflect Phibro’s current views with respect to business plans or prospects, future operating or financial performance, expectations regarding future use of cash and dividend payments, and other future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to

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make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report Adjusted Net Income to portray the results of our operations prior to considering certain income statement elements. We report pro forma adjusted diluted earnings per share to reflect the pro forma effects of the IPO and refinancing on all periods presented. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2015	2014	Change		2015	2014	Change
	(in millions, except per share amounts)

Net sales	$187.5	$173.3	$14.2	8%	$563.6	$508.2	$55.4	11%
Gross profit	59.1	52.8	6.3	12%	175.5	153.5	22.0	14%
Selling, general and administrative expenses	37.3	35.5	1.8	5%	108.8	102.8	6.0	6%
Operating income	21.8	17.3	4.5	26%	66.7	50.7	16.0	31%
Interest expense, net	3.6	8.7	(5.1)	(59)%	10.6	26.2	(15.6)	(60)%
Foreign currency (gains) losses, net	(4.6)	0.3	(4.9)	*	(6.9)	2.1	(8.9)	*
Income before income taxes	22.8	8.3	14.5	175%	63.0	22.5	40.5	180%
Provision for income taxes	3.4	1.9	1.5	77%	7.6	7.9	(0.3)	(4)%
Net income	$19.4	$6.4	$13.1	205%	$55.3	$14.5	$40.8	281%

Net income per share
basic	$0.50	$0.21			$1.42	$0.48
diluted	$0.49	$0.21			$1.39	$0.48

Weighted average common shares outstanding
basic	39.0	30.5			39.0	30.5
diluted	39.9	30.7			39.8	30.5

Ratio to net sales
Gross profit	31.5%	30.5%			31.1%	30.2%
Selling, general and administrative expenses	19.9%	20.5%			19.3%	20.2%
Operating income	11.6%	10.0%			11.8%	10.0%
Income before income taxes	12.2%	4.8%			11.2%	4.4%
Net income	10.4%	3.7%			9.8%	2.9%
Effective tax rate	15.0%	23.3%			12.1%	35.3%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2015	2014	Change		2015	2014	Change
	(in millions)
Net Sales
MFAs and other	$83.4	$81.4	$2.0	2%	$251.5	$239.4	$12.1	5%
Nutritional specialties	19.8	16.2	3.7	23%	60.1	46.7	13.4	29%
Vaccines	14.1	10.2	3.9	38%	41.7	30.8	10.9	35%
Animal Health	117.3	107.8	9.5	9%	353.4	316.9	36.4	11%
Mineral Nutrition	57.3	49.9	7.4	15%	171.5	146.7	24.8	17%
Performance Products	12.8	15.6	(2.7)	(18)%	38.8	44.6	(5.8)	(13)%
Total	$187.5	$173.3	$14.2	8%	$563.6	$508.2	$55.4	11%

Adjusted EBITDA
Animal Health	$29.6	$25.5	$4.1	16%	$90.4	$74.1	$16.2	22%
Mineral Nutrition	3.8	2.8	1.0	34%	11.0	8.1	2.8	35%
Performance Products	1.0	0.9	0.1	10%	2.2	3.1	(0.9)	(29)%
Corporate	(6.9)	(6.8)	(0.1)	*	(20.6)	(19.0)	(1.6)	*
Total	$27.5	$22.4	$5.1	23%	$83.0	$66.4	$16.6	25%

Ratio to segment net sales
Animal Health	25.2%	23.7%			25.6%	23.4%
Mineral Nutrition	6.6%	5.6%			6.4%	5.6%
Performance Products	7.7%	5.8%			5.7%	7.0%
Corporate (1)	(3.7)%	(3.9)%			(3.7)%	(3.7)%
Total (1)	14.7%	13.0%			14.7%	13.1%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$19.4	$6.4	$13.1	205%	$55.3	$14.5	$40.8	281%
Interest expense, net	3.6	8.7	(5.1)	(59)%	10.6	26.2	(15.6)	(60)%
Provision for income taxes	3.4	1.9	1.5	77%	7.6	7.9	(0.3)	(4)%
Depreciation and amortization	5.4	5.1	0.2	5%	16.0	15.6	0.3	2%
EBITDA	31.8	22.2	9.6	43%	89.5	64.3	25.2	39%
Acquisition related accrued compensation	0.3	-	0.3	*	0.3	-	0.3	*
Foreign currency (gains) losses, net	(4.6)	0.3	(4.9)	*	(6.9)	2.1	(8.9)	*
Adjusted EBITDA	$27.5	$22.4	$5.1	23%	$83.0	$66.4	$16.6	25%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	As Reported		Adjustments		Adjusted
For the Three Months Ended March 31	2015	2014	2015	2014 (1)	2015	2014 (1)
	(in millions, except per share amounts)

Net sales	$187.5	$173.3	$-	$-	$187.5	$173.3
Gross profit	59.1	52.8	-	-	59.1	52.8
Selling, general and administrative expenses(2)	37.3	35.5	(1.6)	(1.2)	35.7	34.3
Operating income	21.8	17.3	1.6	1.2	23.4	18.5
Interest expense, net (3)	3.6	8.7	(0.2)	(5.3)	3.4	3.4
Foreign currency (gains) losses, net	(4.6)	0.3	4.6	(0.3)	-	-
Income before income taxes	22.8	8.3	(2.8)	6.8	20.0	15.1
Provision for income taxes(4)	3.4	1.9	0.1	(0.8)	3.5	1.1
Net income	$19.4	$6.4	$(2.9)	$7.7	$16.5	$14.0

Net income per share - diluted	$0.49	$0.21			$0.41	$0.36

Weighted average common shares outstanding - diluted(5)	39.9	30.7	-	8.8	39.9	39.5

For the Nine Months Ended March 31
Net sales	$563.6	$508.2	$-	$-	$563.6	$508.2
Gross profit	175.5	153.5	-	-	175.5	153.5
Selling, general and administrative expenses(6)	108.8	102.8	(3.7)	(3.8)	105.1	99.0
Operating income (loss)	66.7	50.7	3.7	3.8	70.4	54.5
Interest expense, net (7)	10.6	26.2	(0.2)	(16.0)	10.4	10.2
Foreign currency (gains) losses, net	(6.9)	2.1	6.9	(2.1)	-	-
Income (loss) before provision (benefit) for income taxes	63.0	22.5	(2.9)	21.9	60.0	44.3
Provision (benefit) for income taxes(4)	7.6	7.9	1.5	(3.0)	9.1	4.9
Net income	$55.3	$14.5	$(4.4)	$24.9	$50.9	$39.4

Net income per share - diluted	$1.39	$0.48			$1.28	$1.00

Weighted average common shares outstanding - diluted(5)	39.8	30.5	-	9.0	39.8	39.5

(1)2014 includes pro forma adjustments to reflect the effects of our initial public offering and refinancing.

(2)Adjustments to selling, general and administrative expense include intangible amortization of $1.2 and $1.2; acquisition related accrued compensation of $0.3 and $0.0; and stock-based compensation of $0.0 and less than $0.1 for the three months ended March 31, 2015 and 2014, respectively.

(3)Adjustments to interest expense, net include acquisition related accrued interest of $0.2 and $0.0 for the three months ended March 31, 2015 and 2014, respectively.

(4)We adjust the provision for income taxes to reflect cash income taxes paid in the period.

(5) Prior year weighted average diluted shares are pro forma for our IPO and are based on a $19.01 market price, equal to the average for April 11-June 30, 2014.

(6)Adjustments to selling, general and administrative expense include intangible amortization of $3.4 and $3.8; acquisition related accrued compensation of $0.3 and $0.0; and stock-based compensation of $0.0 and less than $0.1 for the nine months ended March 31, 2015 and 2014, respectively.

(7)Adjustments to interest expense, net include acquisition related accrued interest of $0.2 and $0.0 for the nine months ended March 31, 2015 and 2014, respectively.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2015	2014	Change	2015	2014	Change
	(in millions)

Adjusted EBITDA	$27.5	$22.4	$5.1	$83.0	$66.4	$16.6
Interest paid	(3.2)	(15.3)	12.1	(9.8)	(32.1)	22.3
Income taxes paid	(3.5)	(1.1)	(2.4)	(9.1)	(4.9)	(4.2)
Changes in operating assets and liabilities and other items	0.2	(5.8)	6.0	(17.3)	(12.7)	(4.5)
Net cash provided (used) by operating activities	$21.1	$0.2	$20.8	$46.8	$16.6	$30.2

Capital expenditures	$(5.4)	$(4.5)	$(0.9)	$(13.1)	$(14.2)	$1.1
Acquisition of a business	(5.0)	-	(5.0)	(5.0)	-	(5.0)
Other investing	(4.8)	0.1	(4.9)	(4.0)	0.1	(4.1)
Net cash provided (used) by investing activities	$(15.2)	$(4.4)	$(10.8)	$(22.1)	$(14.1)	$(8.0)

Net cash flow before financing activities	$5.9	$(4.1)	$10.0	$24.7	$2.5	$22.2

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

or

investor.relations@pahc.com

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